Exhibit 2

DEBT MODIFICATION AGREEMENT

THIS DEBT MODIFICATION AGREEMENT (this “Agreement”) is entered into as of August 30, 2022, by and among, Progressive Care Inc., a Delaware corporation (the “Company”) and NextPlat Corp, a Nevada corporation (“NextPlat”), Charles Fernandez (“Fernandez”), Rodney Barreto (“Barreto”), Daniyel Erdberg (“Erdberg”), and Sixth Borough Capital Fund LP, a Delaware limited partnership (“6B”, and together with NextPlat, Barreto, Fernandez and Erdberg, the “Purchasers”), each a “Party” and collectively the “Parties”, upon the following premises:

WHEREAS, On March 6, 2019, Company sold and issued to Iliad Research and Trading, L.P., a Utah limited partnership (“Iliad”) a certain Secured Convertible Promissory Note in the original principal amount of $3,310,000.00 (the “Iliad Note”) pursuant to a certain Securities Purchase Agreement between Company and Iliad (the “Iliad Purchase Agreement,” and together with the Iliad Note, and all other documents entered into in conjunction therewith (the “Iliad Financing Documents”);

WHEREAS, on January 20, 2022, Iliad and the Company entered into that certain Settlement Agreement, Waiver And Release of Claims (the “Iliad Settlement Agreement”) which inter alia modified the terms of such Note;

WHEREAS, as of the date of this Agreement, the aggregate amount of principal and interest outstanding under the Iliad Note is $2,790,885.63;

WHEREAS, in consideration of the Purchasers agreement to reduce the interest rate under the Iliad Note and to fix the conversion price of the Iliad Note, the Company has agreed to issue 21,000,000 shares of its Common Stock to the Purchaser pro rata in proportion to the amount of the consideration paid by each Purchaser under the NPA (defined below);

WHEREAS, Purchasers have entered into a Confidential Securities Purchase And Release Agreement with Iliad and the Company dated August 30, 2022 inter alia pursuant to which the Purchasers have agreed purchase the Iliad Note from Iliad (the “NPA”), and NextPlat has entered into a Securities Purchase Agreement dated August 30, 2022 (the “SPA”) to purchase equity securities to be issued by the Company;

WHEREAS, the Purchasers and the Company wish to modify the terms of the Iliad Note, and the Company has induced the Purchasers to enter into the NPA and the SPA by offering to modify the Iliad Note as contemplated by this Agreement;

WHEREAS, the Purchasers require that the Company obligate itself to modify the terms of the Iliad Note in advance of the Purchasers closing under the SPA and the NPA; and

WHEREAS, the Parties intend that this Agreement become effective contemporaneously with the date and time of the NPA and SPA (the “Effective Date”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

Each of the foregoing recitals is incorporated herein and together form part of this Agreement.

Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act, or is serving as counsel to such Person; without limiting the foregoing the term “Affiliate” shall with respect to a limited liability company, corporation, or partnership, include parent and subsidiary corporations, liability companies, corporations, or partnership divisions, shareholders, members, managers, predecessors, successors and assigns, officers, directors, trustees, fiduciaries, managers, administrators, agents, attorneys, insurers and representatives.

“Effective Date” has the meaning set forth in the recitals to this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Securities Act shall mean the Securities Act of 1933, as amended.

ARTICLE II

COMPANY ISSUANCE OF COMMON STOCK

Section 2.1 Commitment Shares. At the Effective Date, the Company will issue 21,000,000 shares of its Common Stock (the “Commitment Shares”) to the Purchaser pro rata in accordance with the amount of the consideration paid by each Purchaser under the NPA in consideration inter alia of the Purchasers’ agreement to reduce the interest rate under the Iliad Note and to fix the conversion price of the Iliad Note.

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ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

Section 3.1 Company Representation and Warranties.

Company hereby makes the following representations and warranties to each of the Purchasers:

(a) Authorization; Enforcement. It has the requisite corporate power and authority to enter into and to consummate this Agreement and the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on its part and no further action is required by it in connection therewith. This Agreement has been (or upon delivery will have been) duly executed by it and, when delivered in accordance with the terms hereof, will constitute its valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Conflicts. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the it’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which it is a party or by which any of its property or assets is bound or affected, or (iii) be subject to any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance under this Agreement, that could result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which it is subject (including federal and state securities laws and regulations), or by which any of its property or assets is bound or affected.

(c) Filings, Consents and Approvals. It is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any federal, state, local or other governmental authority or other Person, or any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by this Agreement.

(d) Representations and Warrants Set Forth in the SPA. Company hereby makes the representations, warranties and covenants set forth in the SPA, which representations, warranties and covenants are incorporated herein by reference.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Section 4.1 Purchasers Representations and Warranties. As an inducement to, and to obtain the reliance of the Company,

(a) Authority. Each of the Purchasers represents and warrants to Company that it has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to enter into this Agreement.

(b) Own Account. Such Purchaser understands that the Commitment Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Commitment Shares as principal for its own account and not with a view to or for distributing or reselling such Commitment Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Commitment Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Commitment Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Commitment Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Commitment Shares hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Commitment Shares, it was, and as of the date hereof it is, (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Commitment Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Commitment Shares and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Commitment Shares as a result of any advertisement, article, notice or other communication regarding the Commitment Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(f) Access to Information. Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Commitment Shares and the merits and risks of investing in the Commitment Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

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The Company acknowledges and agrees that the representations contained in this Section 4.1 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

Modification of the Iliad Note

Section 5.1 Modification of the Iliad Note.

Effective on the Effective Date, the Company shall modify the Iliad Note as follows and shall reissue an amended and restated note (the “Amended and Restated Note”) to the Purchasers reflecting the following modifications (capitalized terms not defined in this Agreement shall have the meanings set forth in the Iliad Note):

(a) The Maturity Date set forth in the Iliad Note shall be modified to August 31, 2027.

(b) Outstanding Balance shall bear interest at the simple annual rate of five percent (5%) per annum from the Effective Date until the same is paid in full.

(c) Section 1.2 of the Iliad Note shall be deleted, and the Amended and Restated Note shall reflect that the Company is prohibited from prepaying the Note.

(d) Section 3.1 shall be amended and restated to read:

“Subject to the adjustments set forth herein, the conversion price for each Conversion (as defined below) shall be $0.02 per share of Common Stock (the “Conversion Price”).”

(e) The first sentence of Section 3.2 shall be amended and restated to read:

“Each Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”) by providing Borrower with a notice substantially in the form attached hereto as Exhibit A (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”).

(f) Sections 5.1, 5.2 and 5.3 of the Iliad Note shall be deleted in their entirety.

(g) The Note shall provide for mandatory conversion upon the later to occur of: (a) the completion of the Company’s reverse stock split as set forth in the SPA, and (b) the listing of the Company’s Common Stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

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(g) The Amended and Restated Note will reflect that four separate Purchasers are purchasing the Amended and Restated Note, and each will have the status of “Lender.”

(h) The Amended and Restated Note will reflect that NextPlat will have the sole right to modify, amend, or waive the terms of the Amended and Restated Note or issue a consent thereunder, and that any such modification, amendment, waiver or consent shall be binding upon all of the Lenders.

ARTICLE VI

Authorization; Enforcement.

NON-DISCLOSURE

Section 6.1 Non-Disclosure. Each Purchaser agrees that neither it nor any of its Affiliates will disclose or use for its benefit or the benefit of any other Person, any information regarding the Company and received prior to the date of this Agreement or pursuant to this Agreement that (i) has not been disclosed publicly by Company, (ii) is otherwise not a matter of public knowledge, and that such Purchaser will not engage in any market transactions in the securities of Company until the existence of this Agreement, the SPA and the NPA have been publicly disclosed by Company. Company agrees to promptly disclose the existence and terms of this Agreement, the SPA and the NPA promptly following the Effective Date.

Section 6.2 Confidentiality of this Agreement. Each Party agrees to, and to cause its Affiliates to, keep secret and strictly confidential the terms of this Agreement and further represents and warrants that it will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than its accountant, tax advisor or attorney who have first agreed to keep said information confidential and not to disclose it to others), and that it has not done so as of the Effective Date. The foregoing shall not prohibit or restrict such disclosure as required by law or as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict any Party (or its attorney) from responding to any such inquiry about this separation or its underlying facts and circumstances by any governmental organization. Prior to making any disclosure other than to its accountants, tax advisors or attorneys, a Purchaser shall provide the Company with as much notice as possible that it has been requested or compelled to make disclosure and use its best efforts to ensure that if such disclosure occurs it does so in a manner designed to fully maintain the confidentiality of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. Each Party shall, and shall cause its Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable laws to effectuate the purposes contemplated by this Agreement.

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Section 7.2 Governing Law and Venue. This Agreement will be deemed to have been made and delivered in the State of New York, and both the binding provisions of this Agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the Parties: (i) agrees that any legal suit, action or proceeding arising out of or relating to Agreement and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the City of New York, State of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the exclusive jurisdiction of the state courts located in the City of New York, State of New York, in any such suit, action or proceeding, waiving any, and agreeing not to assert any, basis for seeking transfer or removal of such action to any other court, whether federal or state, unless the New York court in which such action or proceeding was commenced first declines jurisdiction. Each of the Parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon Party mailed by certified mail to the Party’s address will be deemed in every respect effective service of process upon that Party.

Section 7.3 Entire Agreement. Except as specifically contemplated by this Agreement, this Agreement represent the entire agreement among the Parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.3 Communication and Notice. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by e-mail or facsimile transmission and confirmed and shall be deemed given when so delivered, e-mailed or faxed and confirmed or if mailed, two (2) days after such mailing.

If to the Purchasers:

NextPlat Corp

3250 Mary Street

Suite 410

Coconut Grove, Florida 33133

Attention: Charles M. Fernandez

Email: cfernandez@nextplat.com

with a copy (which shall not constitute notice) to:

Ralph V. De Martino, Esquire

Partner

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

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If to the Company:

400 Ansin Blvd, Suite A

Hallandale Beach, FL 33009

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Attention: Seth Brookman, Esq.

Email: sbrookman@lucbro.com

Section 7.4 Further Assurances. Each Party agrees that it shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.5 Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 7.6 Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto. In this Agreement, the word “include”, “includes”, “including” and “such as” are to be construed as if they were immediately followed by the words, without limitation.

Section 7.7 Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

Section 7.8 Headings; Gender. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement. All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

Section 7.9 Counterparts; Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF, DocuSign or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first-above written.

PURCHASERS:

NextPlat Corp

By:	/s/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Chief Executive Officer

Sixth Borough Capital Fund, LP

By:	/s/ Robert D. Keyser
Name:	Robert D. Keyser
Title:	Chief Executive Officer

Charles Fernandez, Individually

/s/ Charles M. Fernandez

Rodney Barreto, Individually

/s/ Rodney Barreto

Daniyel Erdberg, Individually

/s/ Daniyel Erdberg

THE COMPANY:

Progressive Care, Inc.

By:	/s/ Alan Jay Weisberg
Name:	Alan Jay Weisberg
Title:	Chief Executive Officer

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